EXHIBIT 16.1



                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]




April 12, 2006


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549



Commissioners:

We have read the statements made by Hartmarx Savings Investment and Stock Ownership Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Hartmarx Savings Investment and Stock Ownership Plan dated April 6, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Pricewaterhousecoopers LLP

Pricewaterhousecoopers LLP